Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2023

Fair Lawn, New Jersey (January 25, 2024): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $6.6 million, or $0.06 per basic and diluted share, for the quarter ended December 31, 2023, as compared to net income of $21.9 million, or $0.21 per basic and diluted share, for the quarter ended December 31, 2022. Earnings for the quarter ended December 31, 2023 reflected lower net interest income, mainly due to an increase in interest expense, a higher provision for credit losses and higher non-interest expense, which included a one-time Federal Deposit Insurance Corporation special assessment, partially offset by higher non-interest income and a lower income tax expense. For the quarter ended December 31, 2023, the Company reported core net income of $10.1 million, a decrease of $12.0 million, or 54.3%, compared to core net income of $22.2 million for the quarter ended December 31, 2022. (Refer to "Reconciliation of GAAP to Non-GAAP Financial Measures" for a reconciliation of GAAP net income to core net income.)

For the year ended December 31, 2023, the Company reported net income of $36.1 million, or $0.35 per basic and diluted share, as compared to net income of $86.2 million, or $0.82 per basic and $0.81 per diluted share, for the year ended December 31, 2022. Earnings for the year ended December 31, 2023 reflected lower net interest income, mainly due to an increase in interest expense, lower non-interest income, and higher non-interest expense partially offset by a lower provision for credit losses and a lower income tax expense. Non-interest income for the year ended December 31, 2023 included a $10.8 million loss on the sale of available for sale securities. For the year ended December 31, 2023, the Company reported core net income of $50.8 million, a decrease of $40.1 million, or 44.1%, compared to core net income of $90.9 million for the year ended December 31, 2022.

Thomas J. Kemly, President and Chief Executive Officer commented: "The Company's balance sheet, asset quality, liquidity position and capital remained strong in 2023. This year was uniquely challenging due to a difficult operating environment resulting from a dramatic rise in interest rates, and new industry concerns that emerged from a few bank failures earlier in the year. We continue to implement prudent strategies that mitigate risks and build a foundation for future success and increased profitability. We are focused on providing outstanding customer service and continue our investment in technology to enhance our products and delivery channels."

Results of Operations for the Three Months Ended December 31, 2023 and December 31, 2022

Net income of $6.6 million was recorded for the quarter ended December 31, 2023, a decrease of $15.3 million, or 70.0%, compared to net income of $21.9 million for the quarter ended December 31, 2022. The decrease in net income was primarily attributable to a $23.1 million decrease in net interest income and a $3.5 million increase in non-interest expense, partially offset by a $3.7 million increase in non-interest income and a $7.7 million decrease in income tax expense.

Net interest income was $45.3 million for the quarter ended December 31, 2023, a decrease of $23.1 million, or 33.7%, from $68.4 million for the quarter ended December 31, 2022. The decrease in net interest income was primarily attributable to a $42.7 million increase in interest expense on deposits and borrowings, partially offset by a $19.6 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of interest-earning assets coupled with an increase in average yields due to market interest rate increases that occurred over the previous two years. The increase in interest expense on deposits was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings since interest rates began rising in March 2022, along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $419,000 for the quarter ended December 31, 2023, compared to $1.0 million for the quarter ended December 31, 2022.

The average yield on loans for the quarter ended December 31, 2023 increased 61 basis points to 4.66%, as compared to 4.05% for the quarter ended December 31, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended December 31, 2023 increased 13 basis points to 2.58%, as compared to 2.45% for the quarter ended December 31, 2022, as a number of adjustable rate securities tied to various indexes continued to reprice higher during the quarter, and new securities purchased during 2023 were at higher interest rates. The average yield on other interest-earning assets for the quarter ended December 31, 2023 increased 164 basis points to 5.64%, as compared to 4.00% for the quarter ended December 31, 2022, due to interest rates paid on cash balances and an increase in the dividend paid on Federal Home Loan Bank stock.

Total interest expense was $62.2 million for the quarter ended December 31, 2023, an increase of $42.7 million, or 218.4%, from $19.5 million for the quarter ended December 31, 2022. The increase in interest expense was primarily attributable to a 203 basis point increase in the average cost of interest-bearing deposits, partially offset by a decrease in the average balance of interest-bearing deposits, coupled with a 127 basis point increase in the average cost of borrowings, and a significant increase in the average balance of borrowings. Interest expense on borrowings increased $10.8 million, or 135.2%, and interest expense on deposits increased $31.9 million or 275.9% due to the rise in interest rates as noted above.

The Company's net interest margin for the quarter ended December 31, 2023 decreased 106 basis points to 1.85%, when compared to 2.91% for the quarter ended December 31, 2022. The weighted average yield on interest-earning assets increased 64 basis points to 4.39% for the quarter ended December 31, 2023 as compared to 3.75% for the quarter ended December 31, 2022. The average cost of interest-bearing liabilities increased 209 basis points to 3.18% for the quarter ended December 31, 2023 as compared to 1.09% for the quarter ended December 31, 2022. The increase in yields for the quarter ended December 31, 2023 was due to the impact of market interest rate increases between periods. The net interest margin decreased for the quarter ended December 31, 2023, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.

The provision for credit losses for the quarter ended December 31, 2023 was $1.2 million, an increase of $184,000, from $971,000 for the quarter ended December 31, 2022. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the outstanding balance of loans, partially offset by a decrease in loan loss rates.

Non-interest income was $11.2 million for the quarter ended December 31, 2023, an increase of $3.7 million, or 49.5%, from $7.5 million for the quarter ended December 31, 2022. The increase was primarily attributable to an increase in bank-owned life insurance income of $2.6 million which included death benefit claims, coupled with a $515,000 increase in the fair value of equity securities.

Non-interest expense was $48.0 million for the quarter ended December 31, 2023, an increase of $3.5 million, or 7.8%, from $44.5 million for the quarter ended December 31, 2022. The increase was primarily attributable to an increase in federal deposit insurance premiums of $4.3 million, an increase in data processing and software expenses of $828,000 and a loss on the extinguishment of debt of $300,000, partially offset by a decrease of $2.1 million in compensation and employee benefits expense. The increase in federal deposit insurance premiums was due to a one-time Federal Deposit Insurance Corporation special assessment recorded in December 2023, and an increase in the assessment rate imposed by the FDIC effective January 1, 2023. The increase in data processing and software expenses mainly related to the increase in core processing expense. During the quarter ended December 31, 2023, the Company prepaid a term note which resulted in a $300,000 loss on the early extinguishment of debt. The decrease in compensation and employee benefits expense was due to the result of a workforce reduction in June 2023, along with other related employee expense cutting strategies implemented during the current year including a reduction in bonus accrual.

Income tax expense was $865,000 for the quarter ended December 31, 2023, a decrease of $7.7 million, as compared to $8.5 million for the quarter ended December 31, 2022, mainly due to a decrease in pre-tax income and a decrease in the Company's effective tax rate. The Company's effective tax rate was 11.6% and 28.1% for the quarters ended December 31, 2023 and 2022, respectively. The effective tax rate for the 2023 period was primarily impacted by lower net interest income and higher actual tax-exempt income.

Results of Operations for the Years Ended December 31, 2023 and December 31, 2022

Net income of $36.1 million was recorded for the year ended December 31, 2023, a decrease of $50.1 million, or 58.1%, compared to net income of $86.2 million for the year ended December 31, 2022. The decrease in net income was primarily attributable to a $60.9 million decrease in net interest income, a $3.0 million decrease in non-interest income, and a $7.6 million increase in non-interest expense, partially offset by a $698,000 decrease in provision for credit losses and a $20.7 million decrease in income tax expense.

Net interest income was $205.9 million for the year ended December 31, 2023, a decrease of $60.9 million, or 22.8%, from $266.8 million for the year ended December 31, 2022. The decrease in net interest income was primarily attributable to a $146.2 million increase in interest expense on deposits and borrowings, partially offset by a $85.3 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases in 2022 and 2023. The increase in interest expense on deposits and borrowings was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings since interest rates began rising in March 2022, along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $817,000 for the year ended December 31, 2023, compared to $4.5 million for the year ended December 31, 2022.

The average yield on loans for the year ended December 31, 2023 increased 64 basis points to 4.44%, as compared to 3.80% for the year ended December 31, 2022, as interest income increased due to rising rates and loan growth. The average yield on securities for the year ended December 31, 2023 increased 20 basis points to 2.46%, as compared to 2.26% for the year ended December 31, 2022 as $124.6 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes continued to reprice higher during the year. The average yield on other interest-earning assets for the year ended December 31, 2023 increased 267 basis points to 5.54%, as compared to 2.87% for the year ended December 31, 2022, due to the rise in interest rates, as noted above.

Total interest expense was $189.1 million for the year ended December 31, 2023, an increase of $146.2 million, or 340.9%, from $42.9 million for the year ended December 31, 2022. The increase in interest expense was primarily attributable to a 158 basis point increase in the average cost of interest-bearing deposits and an increase in the average balance of deposits, coupled with an increase in interest on borrowings of $48.9 million due to a 218 basis point increase in the cost of total borrowings and an increase in the average balance of borrowings.

The Company's net interest margin for the year ended December 31, 2023 decreased 82 basis points to 2.16%, when compared to 2.98% for the year ended December 31, 2022. The weighted average yield on interest-earning assets for the year ended December 31, 2023 increased 68 basis points to 4.14%, as compared to 3.46% for the year ended December 31, 2022. The average cost of interest-bearing liabilities increased 188 basis points to 2.52% for the year ended December 31, 2023 as compared to 0.64% for the year ended December 31, 2022. The increase in yields for the year ended December 31, 2023 was due to the impact of market rate increases between periods. The net interest margin decreased for the year ended December 31, 2023, as the average cost of interest- bearing liabilities outweighed the increase in the average yield on interest-earning assets.

The provision for credit losses for the year ended December 31, 2023 was $4.8 million, a decrease of $698,000, from $5.5 million for the year ended December 31, 2022. The decrease in provision for credit losses during the year was primarily attributable to a decrease in loan loss rates, partially offset by an increase in the outstanding balance of loans.

Non-interest income was $27.4 million for the year ended December 31, 2023, a decrease of $3.0 million, or 9.9%, from $30.4 million for the year ended December 31, 2022. The decrease was primarily attributable to an increase in the loss of securities transactions of $11.1 million, partially offset by an increase in bank-owned life insurance income of $2.7 million due to death benefit claims, an increase in the change in fair value of equity securities of $1.1 million, an increase in the gain on sale of loans of $1.0 million and an increase in other non-interest income of $3.8 million, primarily related to swap income.

Non-interest expense was $182.4 million for the year ended December 31, 2023, an increase of $7.6 million, or 4.3%, from $174.8 million for the year ended December 31, 2022. The increase was primarily attributable to an increase in compensation and employee benefits expense of $3.9 million, an increase in federal deposit insurance premiums of $6.0 million, and a loss on extinguishment of debt of $300,000, resulting from the prepayment of a term note. These increases were partially offset by a decrease in merger-related expenses of $2.2 million and a decrease in other non-interest expense of $4.1 million. The increase in compensation and employee benefits expense for the 2023 period was due to normal annual increases in employee related compensation, increased staff levels due to the May 2022 merger with RSI Bank, and severance expense recorded in June 2023 as a result of a workforce reduction. The federal deposit insurance premium expense increased due to the one-time Federal Deposit Insurance Corporation special assessment recorded in December 2023, and an increase in the assessment rate imposed by the FDIC effective January 1, 2023. The decrease in other non-interest expense was primarily related to non-recurring litigation settlements included in the 2022 period and the decrease in expenses related to swap transactions.

Income tax expense was $10.0 million for the year ended December 31, 2023, a decrease of $20.7 million, as compared to $30.7 million for the year ended December 31, 2022, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 21.6% and 26.3% for the years ended December 31, 2023 and 2022, respectively. The effective tax rate for the 2023 period was primarily impacted by lower net interest income and the loss on the sale of securities, and higher tax-exempt income.

Balance Sheet Summary

Total assets increased $237.4 million, or 2.3%, to $10.6 billion at December 31, 2023 from $10.4 billion at December 31, 2022. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $244.0 million, an increase in loans receivable, net, of $194.7 million, an increase in Federal Home Loan Bank stock of $22.9 million, and an increase in other assets of $23.7 million, partially offset by decrease in debt securities available for sale of $235.1 million.

Cash and cash equivalents increased $244.0 million, or 136.2%, to $423.2 million at December 31, 2023 from $179.2 million at December 31, 2022. The increase was primarily attributable to $277.0 million in proceeds from the sale of debt securities available for sale, and an increase in borrowings of $401.6 million, or 35.6%, partially offset by purchases of debt securities available for sale of $124.6 million, a decrease in total deposits of $154.6 million and $80.5 million in repurchases of common stock under our stock repurchase program.

Debt securities available for sale decreased $235.1 million, or 17.7%, to $1.1 billion at December 31, 2023 from $1.3 billion at December 31, 2022. The decrease was attributable to sales of securities of $277.0 million which resulted in a realized loss of $10.8 million, and repayments on securities of $100.9 million, which was partially offset by purchases of U.S. government obligations of $124.6 million and a decrease in the gross unrealized loss on securities of $30.3 million. The Bank sold U.S. government obligations at a weighted average rate of 2.36%, and mortgage-backed securities at a weighted average rate of 3.12% during the year ended December 31, 2023. The Bank sold predominantly fixed rate, low-yielding debt securities and used the proceeds to repay high costing short term borrowings to improve net interest rate margin.

Loans receivable, net, increased $194.7 million, or 2.6%, to $7.8 billion at December 31, 2023 from $7.6 billion at December 31, 2022. Multifamily real estate loans, construction loans, and commercial business loans increased $170.0 million, $106.5 million, and $35.6 million, respectively, partially offset by decreases in one-to-four family real estate loans, commercial real estate loans and home equity loans and advances of $67.4 million, $36.3 million and $7.7 million, respectively. The allowance for credit losses for loans increased $2.3 million to $55.1 million at December 31, 2023 from $52.8 million at December 31, 2022. During the year ended December 31, 2023, the increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans and an increase in qualitative factors, partially offset by a decrease in loan loss rates.

Federal Home Loan Bank stock increased $22.9 million, or 39.4%, to $81.0 million at December 31, 2023 from $58.1 million at December 31, 2022. The increase was due to the purchase of stock required upon acquiring new FHLB borrowings.

Other assets increased $23.7 million, or 8.3%, to $308.4 million at December 31, 2023 from $284.8 million at December 31, 2022, primarily due to a $15.1 million increase in the Company's pension plan balance, as the return on plan assets outpaced the growth in the plan’s obligations, and a $10.0 million increase in a low income housing tax credit asset.
Total liabilities increased $250.7 million, or 2.7%, to $9.6 billion at December 31, 2023 from $9.4 billion at December 31, 2022. The increase was primarily attributable to an increase in borrowings of $401.6 million, or 35.6%, partially offset by a decrease in total deposits of $154.6 million, or 1.9%. The $401.6 million increase in borrowings was primarily driven by a net increase in long-term borrowings of $494.5 million, partially offset by a decrease in short-term borrowing of $93.2 million. The decrease in total deposits primarily consisted of decreases in non-interest-bearing and interest-bearing demand deposits and savings and club accounts of $368.8 million, $626.4 million, and $213.4 million, respectively, partially offset by increases in money market accounts of $537.0 million and certificates of deposit of $517.0 million. The Bank has priced select money market and certificates of deposit accounts very competitively to the market, but there continues to be strong competition for funds from other banks and non-bank investment products.

Total stockholders’ equity decreased $13.3 million, or 1.3%, to $1.0 billion at December 31, 2023 from $1.1 billion December 31, 2022. The decrease in equity was primarily attributable to the repurchase of 4,242,693 shares of common stock at a cost of approximately $80.5 million, or $18.97 per share, under our stock repurchase program, partially offset by net income of $36.1 million, and a decrease of $21.8 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income.

Asset Quality

The Company's non-performing loans at December 31, 2023 totaled $12.6 million, or 0.16% of total gross loans, as compared to $6.7 million, or 0.09% of total gross loans, at December 31, 2022. The $5.9 million increase in non-performing loans was primarily attributable to an increase in non-performing commercial business loans of $5.7 million and an increase in non-performing one-to-four family real estate loans of $410,000. The increase in non-performing commercial business loans was due to an increase in the number of loans from three non-performing loans at December 31, 2022 to ten loans at December 31, 2023, including a $3.7 million loan to a technology company. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 12 non-performing loans at December 31, 2022 to 17 loans at December 31, 2023. Non-performing assets as a percentage of total assets totaled 0.12% at December 31, 2023 as compared to 0.06% at December 31, 2022.

For the quarter ended December 31, 2023, net charge-offs totaled $173,000, as compared to $59,000 in net charge-offs recorded for the quarter ended December 31, 2022. For the year ended December 31, 2023, net charge-offs totaled $2.5 million, as compared to $45,000 in net charge-offs recorded for the year ended December 31, 2022.

The Company's allowance for credit losses on loans was $55.1 million, or 0.70% of total gross loans, at December 31, 2023, compared to $52.8 million, or 0.69% of total gross loans, at December 31, 2022. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans and an increase in qualitative factors, partially offset by a decrease in loan loss rates.

Stock Repurchase Program

During the year ended December 31, 2023, the Company repurchased 4,242,693 shares of common stock at a cost of $80.5 million, or $18.97 per share, and during the quarter ended December 31, 2023, the Company repurchased 138,620 shares of common stock at a cost of $2.2 million, or $15.88 per share. On May 25, 2023, the Company announced that its Board of Directors authorized the Company's sixth stock repurchase program to acquire up to 2,000,000 shares, or approximately 1.9% of the Company's then issued and outstanding common stock. As of January 19, 2024, there are 1,106,841 shares remaining to be repurchased under the existing program. Management has slowed repurchase activity to maintain higher capital and due to the increased value of the stock during the fourth quarter of 2023.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 67 branches. With over 215,000 accounts, the average deposit account balance was approximately $36,000 at December 31, 2023.

The Company had uninsured deposits totaling $1.8 billion at both December 31, 2023 and September 30, 2023, excluding municipal deposits of $825.9 million and $810.8 million, respectively, which are collateralized, and intercompany deposits of $3.5 billion and $3.6 billion, respectively.

The Company had uninsured deposits as summarized below:

	At December 31, 2023	At September 30, 2023
	(Dollars in thousands)

Uninsured deposits	$1,837,083	$1,773,116
Uninsured deposits to total deposits	23.4%	23.0%

Deposit balances are summarized as follows:

	At December 31, 2023		At September 30, 2023
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,437,361	—%	$1,439,517	—%
Interest-bearing demand	1,966,463	2.07	2,001,260	1.77
Money market accounts	1,255,528	3.28	1,196,983	3.09
Savings and club deposits	700,348	0.48	736,558	0.38
Certificates of deposit	2,486,856	3.91	2,328,848	3.27
Total deposits	$7,846,556	2.31%	$7,703,166	1.97%

The Company continues to maintain strong liquidity and capital positions. The Company has not utilized the Federal Reserve’s Bank Term Funding Program and had no outstanding borrowings from the Federal Reserve Discount Window at December 31, 2023. As of December 31, 2023, the Company had immediate access to approximately $3.0 billion of funding, with additional unpledged loan collateral available to pledge in excess of $1.4 billion. Available sources of liquidity include but are not limited to:
•Cash and cash equivalents of $423.2 million;
•Borrowing capacity based on unencumbered collateral pledged at the FHLB totaling $617.2 million;
•Borrowing capacity based on unencumbered collateral pledged at the Federal Reserve Bank totaling $2.0 billion; and
•Available correspondent lines of credit of $339.0 million with various third parties.

At December 31, 2023, the Company's non-performing commercial real estate loans totaled $2.7 million, or 0.03%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At December 31, 2023
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,409,187	18.0%	62.2%	1.54x

Owner Occupied Commercial Real Estate	$485,968	6.2%	50.4%	1.95x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$489,777	6.3%	52.5%	1.51x
Mixed Use	312,410	4.0	58.6	1.52
Industrial / Warehouse	400,945	5.1	53.2	1.73
Non-Medical Office	219,284	2.8	51.6	1.58
Medical Office	138,964	1.8	58.9	1.70
Single Purpose	81,780	1.0	56.9	2.31
Other	248,984	3.2	50.2	1.80
Total	$1,892,144	24.2%	53.9%	1.65

Total Multifamily and Commercial Real Estate Loans	$3,787,299	48.4%	56.6%	1.65x

Annual Meeting of Stockholders

On January 25, 2024, the Company also announced that its annual meeting of stockholders will be held on June 6, 2024.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics,, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2023	2022
Assets	(Unaudited)
Cash and due from banks	$423,140	$179,097
Short-term investments	109	131
Total cash and cash equivalents	423,249	179,228

Debt securities available for sale, at fair value	1,093,557	1,328,634
Debt securities held to maturity, at amortized cost (fair value of $357,177, and $370,391 at December 31, 2023 and 2022, respectively)	401,154	421,523
Equity securities, at fair value	4,079	3,384
Federal Home Loan Bank stock	81,022	58,114

Loans receivable	7,874,537	7,677,564
Less: allowance for credit losses	55,096	52,803
Loans receivable, net	7,819,441	7,624,761

Accrued interest receivable	39,345	33,898
Office properties and equipment, net	83,577	83,877
Bank-owned life insurance	268,362	264,854
Goodwill and intangible assets	123,350	125,142
Other assets	308,432	284,754
Total assets	$10,645,568	$10,408,169

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,846,556	$8,001,159
Borrowings	1,528,695	1,127,047
Advance payments by borrowers for taxes and insurance	43,509	45,460
Accrued expenses and other liabilities	186,473	180,908
Total liabilities	9,605,233	9,354,574

Stockholders' equity:
Total stockholders' equity	1,040,335	1,053,595
Total liabilities and stockholders' equity	$10,645,568	$10,408,169

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$91,744	$76,159	$343,770	$263,559
Debt securities available for sale and equity securities	7,077	8,480	28,120	34,221
Debt securities held to maturity	2,370	2,471	9,708	9,694
Federal funds and interest-earning deposits	4,828	229	8,188	474
Federal Home Loan Bank stock dividends	1,531	593	5,192	1,722
Total interest income	107,550	87,932	394,978	309,670
Interest expense:
Deposits	43,429	11,552	125,162	27,878
Borrowings	18,782	7,987	63,940	15,015
Total interest expense	62,211	19,539	189,102	42,893

Net interest income	45,339	68,393	205,876	266,777

Provision for credit losses	1,155	971	4,787	5,485

Net interest income after provision for credit losses	44,184	67,422	201,089	261,292

Non-interest income:
Demand deposit account fees	1,330	1,164	5,145	5,293
Bank-owned life insurance	4,456	1,892	10,126	7,393
Title insurance fees	560	635	2,400	3,423
Loan fees and service charges	1,144	996	4,510	3,924
(Loss) gain on securities transactions	—	—	(10,847)	210
Change in fair value of equity securities	446	(69)	695	(401)
Gain on sale of loans	154	69	1,214	178
Other non-interest income	3,159	2,839	14,136	10,380
Total non-interest income	11,249	7,526	27,379	30,400

Non-interest expense:
Compensation and employee benefits	28,463	30,533	120,846	116,926
Occupancy	5,590	5,751	22,927	22,589
Federal deposit insurance premiums	5,015	669	8,639	2,591
Advertising	498	650	2,805	2,865
Professional fees	3,083	2,431	9,824	8,158
Data processing and software expenses	4,154	3,326	15,039	13,362
Merger-related expenses	326	134	606	2,810
Loss on extinguishment of debt	300	—	300	—
Other non-interest expense	570	1,014	1,431	5,515
Total non-interest expense	47,999	44,508	182,417	174,816

Income before income tax expense	7,434	30,440	46,051	116,876

Income tax expense	865	8,549	9,965	30,703

Net income	$6,569	$21,891	$36,086	$86,173

Earnings per share-basic	$0.06	$0.21	$0.35	$0.82
Earnings per share-diluted	$0.06	$0.21	$0.35	$0.81
Weighted average shares outstanding-basic	101,656,890	105,997,676	102,656,388	105,580,823
Weighted average shares outstanding-diluted	101,817,194	106,631,357	102,894,969	106,193,161

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,816,272	$91,744	4.66%	$7,458,467	$76,159	4.05%
Securities	1,453,863	9,447	2.58%	1,774,890	10,951	2.45%
Other interest-earning assets	447,369	6,359	5.64%	81,592	822	4.00%
Total interest-earning assets	9,717,504	107,550	4.39%	9,314,949	87,932	3.75%
Non-interest-earning assets	854,857			842,571
Total assets	$10,572,361			$10,157,520

Interest-bearing liabilities:
Interest-bearing demand	$2,000,406	$12,308	2.44%	$2,684,095	$4,882	0.72%
Money market accounts	1,119,290	8,962	3.18%	709,591	1,244	0.70%
Savings and club deposits	714,664	846	0.47%	932,732	121	0.05%
Certificates of deposit	2,416,773	21,313	3.50%	1,937,489	5,305	1.09%
Total interest-bearing deposits	6,251,133	43,429	2.76%	6,263,907	11,552	0.73%
FHLB advances	1,494,794	18,592	4.93%	821,141	7,558	3.65%
Notes payable	916	23	9.96%	29,885	297	3.94%
Junior subordinated debentures	7,013	167	9.45%	6,992	130	7.38%
Other borrowings	—	—	—%	163	2	4.87%
Total borrowings	1,502,723	18,782	4.96%	858,181	7,987	3.69%
Total interest-bearing liabilities	7,753,856	$62,211	3.18%	7,122,088	$19,539	1.09%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,441,005			1,759,372
Other non-interest-bearing liabilities	247,545			244,504
Total liabilities	9,442,406			9,125,964
Total stockholders' equity	1,129,955			1,031,556
Total liabilities and stockholders' equity	$10,572,361			$10,157,520

Net interest income		$45,339			$68,393
Interest rate spread			1.21%			2.66%
Net interest-earning assets	$1,963,648			$2,192,861
Net interest margin			1.85%			2.91%
Ratio of interest-earning assets to interest-bearing liabilities	125.32%			130.79%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Years Ended December 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,748,096	$343,770	4.44%	$6,939,419	$263,559	3.80%
Securities	1,540,726	37,828	2.46%	1,943,459	43,915	2.26%
Other interest-earning assets	241,520	13,380	5.54%	76,500	2,196	2.87%
Total interest-earning assets	9,530,342	$394,978	4.14%	8,959,378	$309,670	3.46%
Non-interest-earning assets	840,215			782,444
Total assets	$10,370,557			$9,741,822

Interest-bearing liabilities:
Interest-bearing demand	$2,183,333	$37,774	1.73%	$2,685,675	$11,307	0.42%
Money market accounts	951,174	24,296	2.55%	695,849	2,593	0.37%
Savings and club deposits	793,303	2,231	0.28%	922,916	466	0.05%
Certificates of deposit	2,229,042	60,861	2.73%	1,834,876	13,512	0.74%
Total interest-bearing deposits	6,156,852	125,162	2.03%	6,139,316	27,878	0.45%
FHLB advances	1,315,401	62,398	4.74%	547,158	13,449	2.46%
Notes payable	22,780	918	4.03%	30,084	1,194	3.97%
Junior subordinated debentures	7,054	624	8.85%	6,984	370	5.30%
Other borrowings	—	—	—%	55	2	3.64%
Total borrowings	1,345,235	63,940	4.75%	584,281	15,015	2.57%
Total interest-bearing liabilities	7,502,087	$189,102	2.52%	6,723,597	$42,893	0.64%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,539,354			1,742,607
Other non-interest-bearing liabilities	231,018			210,280
Total liabilities	9,272,459			8,676,484
Total stockholders' equity	1,098,098			1,065,338
Total liabilities and stockholders' equity	$10,370,557			$9,741,822

Net interest income		$205,876			$266,777
Interest rate spread			1.62%			2.82%
Net interest-earning assets	$2,028,255			$2,235,781
Net interest margin			2.16%			2.98%
Ratio of interest-earning assets to interest-bearing liabilities	127.04%			133.25%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Yield on interest-earning assets:
Loans	4.66%	4.47%	4.36%	4.24%	4.05%
Securities	2.58	2.37	2.33	2.53	2.45
Other interest-earning assets	5.64	5.91	6.08	4.22	4.00
Total interest-earning assets	4.39%	4.17%	4.07%	3.93%	3.75%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.76%	2.31%	1.90%	1.13%	0.73%
Total borrowings	4.96	4.70	4.72	4.60	3.69
Total interest-earning liabilities	3.18%	2.70%	2.42%	1.74%	1.09%

Interest rate spread	1.21%	1.47%	1.65%	2.19%	2.66%
Net interest margin	1.85%	2.06%	2.17%	2.58%	2.91%

Ratio of interest-earning assets to interest-bearing liabilities	125.32%	127.46%	126.86%	128.60%	130.79%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.25%	0.36%	0.06%	0.73%	0.86%
Core return on average assets	0.38%	0.36%	0.46%	0.77%	0.87%
Return on average equity	2.31%	3.23%	0.61%	7.20%	8.42%
Core return on average equity	3.55%	3.24%	4.29%	7.59%	8.52%
Core return on average tangible equity	3.99%	3.64%	4.89%	8.61%	9.70%
Interest rate spread	1.21%	1.47%	1.65%	2.19%	2.66%
Net interest margin	1.85%	2.06%	2.17%	2.58%	2.91%
Non-interest income to average assets	0.42%	0.33%	(0.02)%	0.31%	0.29%
Non-interest expense to average assets	1.80%	1.67%	1.85%	1.71%	1.74%
Efficiency ratio	84.82%	75.12%	94.07%	63.68%	58.63%
Core efficiency ratio	76.93%	75.09%	75.68%	62.35%	58.26%
Average interest-earning assets to average interest-bearing liabilities	125.32%	127.46%	126.86%	128.60%	130.79%
Net charge-offs to average outstanding loans	0.01%	0.09%	0.03%	0.01%	—%

(1) Ratios for the three months are annualized when appropriate.

ASSET QUALITY:
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)

Non-accrual loans	$12,618	$15,150	$11,091	$6,610	$6,721
90+ and still accruing	—	—	—	—	—
Non-performing loans	12,618	15,150	11,091	6,610	6,721
Real estate owned	—	—	—	—	—
Total non-performing assets	$12,618	$15,150	$11,091	$6,610	$6,721

Non-performing loans to total gross loans	0.16%	0.19%	0.14%	0.09%	0.09%
Non-performing assets to total assets	0.12%	0.15%	0.11%	0.06%	0.06%
Allowance for credit losses on loans ("ACL")	$55,096	$54,113	$53,456	$52,873	$52,803
ACL to total non-performing loans	436.65%	357.18%	481.98%	799.89%	785.64%
ACL to gross loans	0.70%	0.69%	0.69%	0.68%	0.69%

LOAN DATA:
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(In thousands)
Real estate loans:
One-to-four family	$2,792,833	$2,791,939	$2,789,269	$2,860,964	$2,860,184
Multifamily	1,409,187	1,417,233	1,376,999	1,315,143	1,239,207
Commercial real estate	2,377,077	2,374,488	2,386,896	2,393,918	2,413,394
Construction	443,094	390,940	378,988	374,434	336,553
Commercial business loans	533,041	546,750	505,524	516,682	497,469
Consumer loans:
Home equity loans and advances	266,632	267,016	269,310	271,620	274,302
Other consumer loans	2,801	2,586	2,552	2,322	3,425
Total gross loans	7,824,665	7,790,952	7,709,538	7,735,083	7,624,534
Purchased credit deteriorated ("PCD") loans	15,089	15,228	16,107	16,245	17,059
Net deferred loan costs, fees and purchased premiums and discounts	34,783	34,360	34,791	35,744	35,971
Allowance for credit losses	(55,096)	(54,113)	(53,456)	(52,873)	(52,803)
Loans receivable, net	$7,819,441	$7,786,427	$7,706,980	$7,734,199	$7,624,761

CAPITAL RATIOS:
	December 31,
	2023 (1)	2022
Company:
Total capital (to risk-weighted assets)	14.08%	15.39%
Tier 1 capital (to risk-weighted assets)	13.32%	14.59%
Common equity tier 1 capital (to risk-weighted assets)	13.23%	14.49%
Tier 1 capital (to adjusted total assets)	10.04%	10.68%

Columbia Bank:
Total capital (to risk-weighted assets)	14.02%	14.12%
Tier 1 capital (to risk-weighted assets)	13.22%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.22%	13.32%
Tier 1 capital (to adjusted total assets)	9.48%	9.74%

Freehold Bank:
Total capital (to risk-weighted assets)	22.49%	22.92%
Tier 1 capital (to risk-weighted assets)	21.81%	22.19%
Common equity tier 1 capital (to risk-weighted assets)	21.81%	22.19%
Tier 1 capital (to adjusted total assets)	15.27%	15.19%

(1) Estimated ratios at December 31, 2023.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2023	2022
	(Dollars in thousands)
Total stockholders' equity	$1,040,335	$1,053,595
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(11,155)	(13,505)
Total tangible stockholders' equity	$918,465	$929,375

Shares outstanding	104,918,905	108,970,476

Book value per share	$9.92	$9.67
Tangible book value per share	$8.75	$8.53

Reconciliation of Core Net Income
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Net income	$6,569	$21,891	$36,086	$86,173
Add/less: loss (gain) on securities transactions, net of tax	—	—	9,249	(156)
Less: insurance settlement, net of tax	—	—	—	(486)
Add: FDIC special assessment, net of tax	3,009	—	3,009	—
Add: severance expense from reduction in workforce, net of tax	—	—	1,390	—
Add: merger-related expenses, net of tax	288	168	529	2,210
Add: loss on extinguishment of debt, net of tax	265	—	265	—
Add: litigation expense, net of tax	—	46	262	2,913
Add: branch closure expense, net of tax	—	58	—	199
Core net income	$10,131	$22,163	$50,790	$90,853

Return on Average Assets
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands)
Net income	$6,569	$21,891	$36,086	$86,173

Average assets	$10,572,361	$10,157,520	$10,370,557	$9,741,822

Return on average assets	0.25%	0.86%	0.35%	0.88%

Core net income	$10,131	$22,163	$50,790	$90,853

Core return on average assets	0.38%	0.87%	0.49%	0.93%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands)
Total average stockholders' equity	$1,129,955	$1,031,556	$1,098,098	$1,065,338
Add/Less: loss (gain) on securities transactions, net of tax	—	—	9,249	(156)
Less: insurance settlement, net of tax	—	—	—	(486)
Add: FDIC special assessment, net of tax	3,009	—	3,009	—
Add: severance expense from reduction in workforce, net of tax	—	—	1,390	—
Add: merger-related expenses, net of tax	288	168	529	2,210
Add: loss on extinguishment of debt, net of tax	265	—	265	—
Add: litigation expenses, net of tax	—	46	262	2,913
Add: branch closure expense, net of tax	—	58	—	199
Core average stockholders' equity	$1,133,517	$1,031,828	$1,112,802	$1,070,018

Return on average equity	2.31%	8.42%	3.29%	8.09%

Core return on core average equity	3.55%	8.52%	4.56%	8.49%

Return on Average Tangible Equity
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands)
Total average stockholders' equity	$1,129,955	$1,031,556	$1,098,098	$1,065,338
Less: average goodwill	(110,715)	(111,115)	(110,715)	(103,477)
Less: average core deposit intangible	(11,524)	(13,905)	(12,398)	(11,352)
Total average tangible stockholders' equity	$1,007,716	$906,536	$974,985	$950,509

Core return on average tangible equity	3.99%	9.70%	5.21%	9.56%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
	(Dollars in thousands)
Net interest income	$45,339	$68,393	$205,876	$266,777
Non-interest income	11,249	7,526	27,379	30,400
Total income	$56,588	$75,919	$233,255	$297,177

Non-interest expense	$47,999	$44,508	$182,417	$174,816

Efficiency ratio	84.82%	58.63%	78.20%	58.83%

Non-interest income	$11,249	$7,526	$27,379	$30,400
Add/less: loss (gain) on securities transactions	—	—	10,847	(210)
Less: insurance settlement	—	—	—	(650)
Core non-interest income	$11,249	$7,526	$38,226	$29,540

Non-interest expense	$47,999	$44,508	$182,417	$174,816
Less: FDIC special assessment	(3,840)	—	(3,840)	—
Less: severance expense from reduction in workforce	—	—	(1,605)	—
Less: merger-related expenses	(326)	(134)	(606)	(2,810)
Less: loss on extinguishment of debt	(300)	—	(300)	—
Less: litigation expense	—	(62)	(317)	(3,916)
Less: branch closure expense	—	(78)	—	(266)
Core non-interest expense	$43,533	$44,234	$175,749	$167,824

Core efficiency ratio	76.93%	58.26%	72.00%	56.64%